EXHIBIT 99.2

OPENTV CORP.

Q1 2008 Investor Conference Call

Transcript of Prepared Remarks

May 6, 2008

2:00 p.m. PST

Operator

Good day, ladies and gentlemen. Thank you very much for your patience and welcome to the first quarter 2008 OpenTV Corp. earnings conference call. My name is Jeremy, and I’ll be your conference coordinator today. [Operator instructions] I would now like to turn the presentation over to the host, Mr. Mark Beariault, General Counsel. Please proceed.

Mark Beariault – OpenTV Corp. – General Counsel

Thank you, Jeremy. Good afternoon and welcome to OpenTV’s first quarter 2008 financial results call. I would like to remind you that during this call, members of OpenTV’s management, in addition to discussing the actual results of this past quarter, will be making forward-looking statements.

These forward-looking statements are based on our current expectations and beliefs and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements. For example, statements regarding forecasted growth of the markets for our products, our ability to expand our product offerings and distribution, our ability to maintain the momentum in our revenue growth and to achieve positive net income and our financial guidance for 2008 are all forward-looking statements.

For a detailed discussion of the factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements, please refer to the risk factors described in our Form 10-K filed with the Securities and Exchange Commission and any updates to those risk factors contained in our quarterly reports on Form 10-Q and the other documents we file from time to time with the SEC. Those documents and reports can also be viewed on the Investor Relations page of our website. We undertake take no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

During this call, we will also refer to certain non U.S. GAAP financial measures, such as Adjusted EBITDA and billings, which management believes are helpful in understanding our business and performance. We have included a reconciliation of those measures to U.S. GAAP measures on the Investor Relations page of our web site. We will also make available a Web cast replay of this conference call on our Web site.

With that, I will turn the call over to Ben Bennett, Chief Executive Officer of OpenTV.

Ben Bennett – OpenTV Corp. – Chief Executive Officer

Thank you Mark and welcome everyone to OpenTV’s first quarter 2008 earnings conference call. Joining me today is Shum Mukherjee, Executive Vice President and CFO.

During the first quarter, OpenTV reported solid revenue and net income, putting us firmly on track to meet our financial objectives for the full year. We remain focused on growing our core businesses and reaching sustainable profitability. Our results this quarter, revenue of $33.8 million and net income of $6.3 million, demonstrate that we are on the right path.

The first quarter benefited from tight operational cost control and the successful closure of some of our pending contract negotiations with key customers. Our performance in the quarter provides a solid start to the year. From a big-picture perspective, we anticipate net income to be breakeven to slightly positive for the full year. This is a goal to which the management team is fully committed and one that we aim to be sustainable moving forward.

Let me now turn to a review of current business activities. As announced on the last call, we reached a major milestone at the end of 2007 with 100 million OpenTV enabled digital devices deployed worldwide. We continue to build on this strength by expanding our business with existing customers as well as acquiring new customers. We are pleased to report that as of the end of Q1, the number of OpenTV enabled devices is now more than 106 million. This footprint is spread across more than 50 customers around the world with a strong mix among satellite, cable, and terrestrial markets. In addition, we continue to equip our customers with the solutions they need to address the growing market demands for advanced services, such as PVR, High Definition TV, Video on Demand, advanced user interfaces, and other new and emerging digital technologies.

With an approximately 58% share of the worldwide middleware market, OpenTV is the market leader in middleware deployments in both satellite and cable and enjoys relationships with many of the leading digital TV Pay TV operators around the world. This quarter, we launched the first OpenTV-enabled set-top box at Portugal Telecom, advanced HD/PVR platforms at NET in Brazil, Digiturk in Turkey, TrueVisions UBC in Thailand and also Austar in Australia. We continue to make good progress with prospective customers in more mature Pay TV markets, such as Japan and Europe, and also in emerging markets, such as India and Latin America. We also continue to focus very closely on increasing the penetration of our middleware products and services in our existing customer base, which involves two key strategies:

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One is developing new and advanced features and technologies in our Core middleware platform, including the ability to support innovative and intuitive user interfaces aimed at enabling the consumer to more easily navigate the ever increasing array of content available. We really believe this strategy will help OpenTV “showcase” and upsell its Core middleware platform moving forward.

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The other key strategy is to be first to market with new features and functionalities for both our middleware and headend-based products and also with a level of quality that is second to none in the industry. This element is critical for our customers who are facing increased competition and must offer value added, advanced digital services in order to retain and indeed grow their subscriber base. This requires us to be extremely efficient operationally and committed to the development of standard processes that can be implemented across all business units. To that end, our Program Management Office, for example, has begun efforts to launch the Prince2 Project Management standard for all customer-facing and R&D projects across the company. This is one key step to create efficiencies by standardizing project and business processes on a corporate-wide basis.

Moving to advanced advertising, our second line of business, in early February we delivered a beta release of our EclipsePlus campaign management product to a set of key US cable customers. Throughout the quarter we have been closely engaged with them on beta testing of the product, and I am proud to say that the feedback and results have been extremely positive. EclipsePlus addresses key areas of functionality desired by our customers and provides significant performance improvements that will create operational efficiencies, which is being especially well-received given the current economic environment. We continue to work closely with our US cable customers and look forward to having them formally adopt the EclipsePlus product. To that end, we are on target for general availability of EclipsePlus in mid May and currently expect commercial deployment with key customers by mid-summer.

As we have previously stated, while the majority of our revenue from advertising is currently generated by our campaign management product, we continue to explore new initiatives and technology that builds on our experience in the areas of campaign management as well as interactive and addressable advertising. In order to drive this important line of business for OpenTV, we announced last week the addition of Paul Woidke to lead our advanced advertising business. Paul joins us later this month from Comcast Spotlight and brings over 30 years of experience in the cable and advertising industry to his new position at OpenTV as Senior Vice President and General Manager of the advanced advertising business. Paul is well-respected in the industry and I am delighted to have him on board. Paul’s mandate at OpenTV is to develop our advanced advertising strategy and products both for the US market and also internationally where we have a strong customer footprint of blue chip Pay-TV operators.

Lastly, on the business development side, we are pleased to announce that NBC Universal has licensed our OpenTV Participate product. NBC has selected our Participation TV platform for managing viewer transactions for interactive cross-platform events that include Internet, mobile, and interactive television. The platform will be used for a variety of shows and live events that are broadcast on their main channels – especially NBC and Bravo. This deal highlights the continued interest of broadcasters to deliver programming inclusive of viewer participation and across multiple devices.

The Cable Show (formerly NCTA) is coming up on May 18-20. This event is a good opportunity for us to meet with several of our US and international customers. We will have an exhibition at this event where we will showcase our advanced advertising solutions focusing on our progress with EclipsePlus as well as our interactive advertising (iAd) tools. In addition, we will be showing some of the newer features of OpenTV Core middleware like support for push and pull Video On Demand as well as external PVR hard drive support and media access via USB.

In closing, I believe we have renewed focus within the company and a solid foundation for growth and profitability at OpenTV. We are well placed both from a financial and market share perspective to capitalize on a digital TV market that continues to grow worldwide and requires innovative companies with global presence to meet the demand. The first quarter was a solid start to the year, and I believe we are well on track to meet both our strategic and financial objectives for 2008.

With that I will turn the call over to Shum who is going to review our first quarter results in more detail.

Shum Muhkerjee – OpenTV Corp. – EVP, CFO

Thank you, Ben, and good afternoon, everyone.

Billings in Q1’08 were $37.4 million, up 20% over Q1’07, reflecting a $4.7 million, or 18%, increase in middleware billings and a $1.5 million, or 27%, increase in billings in the Advertising Solutions segment. Billings in the Middleware Solutions segment were up in our EMEA and Asia Pacific regions and flat in our Americas region. In our EMEA region, billings were up by $3 million, reflecting increased royalties from BSkyB and increased professional services business from Numericable and MCA. Middleware billings in the Asia Pacific region were up $1.7 million, or 28%, reflecting increased royalties from AUSTAR and increased professional services business from Reliance in India. Billings in the Advertising Solutions segment were up $1.5 million, primarily reflecting increased billings to Time Warner and NBC.

Revenues in Q1’08 were $33.8 million, up 35% over Q1’07, primarily driven by the successful closure of some of our pending contract negotiations with key customers. Q1’08 Middleware Solutions revenues were $30.1 million, up 38% from Q1’07, primarily reflecting increased royalties from BSkyB and AUSTAR and increased professional services revenues from MCA, Numericable and Reliance. Revenues in the Advertising Solutions segment were $3.7 million in Q1’08 versus $3.3 million in Q1’07, reflecting increased revenues from Time Warner and Comcast.

Deferred revenue at the end of Q1’08 was $27.7 million compared to deferred revenue of $24.1 million at the end of 2007, primarily reflecting increased billings to DishTV India and Time Warner that are not yet recognizable as revenues.

Adjusted EBITDA before unusual items in Q1’08 was $7.6 million compared to $0.4 million in Q1’07, primarily reflecting higher revenues. Contribution margin in the Middleware Solutions segment was $13.7 million, or 45% of revenues, which was more than double the contribution margin of $6.6 million in Q1’07. Contribution margin in the Advertising Solutions segment was $0.7 million compared to a loss of $0.6 million in Q1’07, reflecting higher revenues and the elimination of certain unprofitable product lines in this segment. Net income in Q1’08 was $6.3 million, compared to a loss of $3 million in Q1’07.

Our balance sheet and financial position remain strong. Our cash portfolio as of March 31, 2008 was $96.0 million compared to $81.8 million on December 31, 2007. Accounts receivable were $31.3 million at March 31, 2008, compared to $16.6 million at December 31, 2007. During April 2008, we were successful in collecting a major portion of the receivables and our receivable balance at April 30, 2008 was down to approximately $20 million. Cash generated from operations during Q1’08 was a loss of $0.6 million, compared to a gain of $1.8 million in Q1’07, primarily due to the increase in receivables at the end of Q1’08.

Now moving to our guidance, we expect our financial results for the first half of 2008 to be stronger relative to the second half of the year, with Q2’08 revenue expected to be in the neighborhood of 10% higher than the same period in 2007, which was $23 million. Our expectation for full-year billings continues to be in the range of $122 million to $132 million, but given current worldwide economic conditions and the potential for that to impact our customers’ spending decisions, we are guiding towards the lower end of that range. We also reconfirm our guidance for full-year 2008 GAAP revenues to be in the range of $105 million to $115 million, with a midpoint of $110 million. While we do not anticipate being profitable in each quarter due to the expected timing of revenue recognition, we do expect net income to be breakeven to slightly positive for the full year for the first time in the company’s history. Moving forward, we intend to build on this key milestone.

And now Ben, Mark, and I will be pleased to answer your questions.